Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

T2 Biosystems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	141,643,058 (1)	$0.57	$80,736,543	0.00011020	$8,897

	Total Offering Amounts					$80,736,543		$8,897

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$8,897

(1)

Consists of (i) 48,345,798 shares of our common stock and (ii) 93,297,260 shares of our common stock that will become issuable upon conversion of the selling stockholders’ 93,297.26 shares of our Series B Convertible Preferred Stock, par value $0.001 per share, convertible into 1,000 shares of our common stock per share of Series B Convertible Preferred Stock, subject to proportional adjustments.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on August 21, 2023, which date is a date within five business days prior to the filing of this registration statement.